Exhibit 99-b

BellSouth Reports Second Quarter Earnings

o  Sequential earnings growth from continuing operations
o  Strong Cingular results drive margin improvements

ATLANTA - BellSouth Corporation (NYSE: BLS) announced second quarter 2005 earnings per share (EPS) from continuing operations of 43 cents compared to 37 cents in the first quarter of 2005 and 51 cents in the second quarter of 2004. Normalized EPS from continuing operations was 46 cents, an increase compared to 39 cents in the first quarter of 2005 and a decline compared to 51 cents in the second quarter of 2004. Normalizing items in the second quarter of 2005 consisted of wireless merger integration costs (2 cents) and debt extinguishment costs (1 cent).

"The realignment of our assets toward wireless and broadband services is starting to pay off," said Duane Ackerman, Chairman and Chief Executive Officer. "Cingular delivered strong growth in customers, revenues and operating margins. Our results this quarter clearly demonstrate how Cingular's progress impacts BellSouth's bottom line. Our wireline business and growing Advertising & Publishing services delivered consistent, overall financial performance."

Normalized Results from Continuing Operations

Normalized results from continuing operations include BellSouth's 40 percent proportionate share of Cingular's revenues and expenses. Cingular completed its acquisition of AT&T Wireless on Oct. 26, 2004. Results prior to the acquisition date have not been restated.

For the second quarter of 2005, normalized revenue was $8.52 billion, up 2.6 percent compared to the first quarter of 2005. Operating margin was 19.2 percent, a 190 basis point improvement compared to the first quarter of 2005. Net income was $849 million, up $131 million from the first quarter of 2005. These improvements reflect Cingular's continued growth and merger integration progress, stable results from Communications Group and continued Advertising & Publishing revenue growth.

Year-over-year, second quarter 2005 normalized revenue was $8.52 billion compared to $6.71 billion in the second quarter of 2004. Second quarter normalized net income decreased $89 million compared to $938 million in the second quarter of 2004, impacted by a decline in core voice revenues and higher retiree medical expense in the Communications Group and financing costs associated with the acquisition of AT&T Wireless. Year-over-year, Cingular's higher operating income before depreciation and amortization offset increased intangible amortization expense related to the acquisition of AT&T Wireless.

Reported Results from Continuing Operations

For the second quarter of 2005, BellSouth's consolidated reported revenue from continuing operations totaled $5.14 billion, an increase of 1.2 percent compared to the same quarter of 2004. Income from continuing operations was $795 million compared to $939 million in the same quarter of the previous year. In addition to the items noted above, the comparison of period-to-period reported results was negatively impacted by wireless merger integration costs associated with the acquisition of AT&T Wireless.

Operating free cash flow (defined as net cash provided by operating activities less capital expenditures) was $1.3 billion for the second quarter of 2005. In June, the Company increased the dividend by more than 7 percent to 29 cents per share quarterly or $1.16 per share annually. Over the last three years, BellSouth has raised the quarterly dividend a total of 53 percent. Capital expenditures for the second quarter of 2005 were $829 million. In addition, the Company has paid down $2.9 billion in debt since the beginning of 2005.

Communications Group

In the second quarter of 2005, Communications Group revenue remained stable at $4.62 billion, a slight increase compared to the same quarter of 2004. Revenue growth from long distance, DSL and small business access line gains effectively offset revenue declines from residential access line loss and large business services. Second quarter operating margin was 23.6 percent compared to 25.0 percent for the full year of 2004.

As of June 30, 2005, total access lines were 20.8 million, down 419,000 compared to the first quarter of 2005. Access line loss was driven by wireless substitution, competition and seasonal household moves that traditionally affect the second quarter. UNE-P access lines resold by BellSouth competitors were down 235,000 compared to the first quarter of

2005. Residential retail access lines were down 204,000. In contrast, business retail access lines held steady, boosted by 33,000 net new access lines in the small business segment.

BellSouth long distance customers reached 53 percent penetration of its mass-market customer base. The Company added 301,000 net mass-market long distance customers during the second quarter of 2005, and now serves nearly 6.8 million mass-market long distance customers. New and existing customers continue to choose BellSouth as their long distance provider. With many residential and small business customers choosing unlimited long distance and international calling plans, average revenue per user (ARPU) is about $17 per month.

Driven by DSL, network data revenue for the second quarter was $1.17 billion, an increase of 4.5 percent compared to the same quarter of 2004. BellSouth now serves more than 2.4 million DSL subscribers. During the second quarter of 2005, BellSouth added 124,000 net DSL customers. Net customer additions declined compared to the first quarter of 2005, impacted by changes in promotional activity during the first quarter and traditional seasonal slowing. Increasing broadband penetration remains a priority for BellSouth.

An additional 80,000 customers added DIRECTV(R) service to their communications packages during the second quarter, bringing the total number of customers with this package to 394,000. Through our successful alliance with DIRECTV(R), BellSouth provides competitively priced packages that include wireline and wireless voice, Internet access and entertainment services.

Cingular Wireless

Cingular Wireless, the nation's largest wireless provider, added approximately
1.1 million net customers in the second quarter of 2005, bringing its nationwide customer base to 51.6 million customers. Cingular's gross customer additions in the second quarter were 4.4 million, demonstrating continued success in the marketplace. Overall churn remained at 2.2 percent in the second quarter of 2005, and postpaid churn improved sequentially by 10 basis points to 1.8 percent.

Cingular's reported revenue was $8.6 billion for the second quarter of 2005, representing a 5.4 percent increase over pro forma revenue from the prior year period and a 4.6 percent sequential increase. BellSouth's normalized revenue includes its 40 percent share of Cingular's reported revenue.

Service ARPU (average revenue per user) in the second quarter was $50.43, a decline of 5.6 percent from the prior year (pro forma) and a sequential increase of 1.7 percent from this year's first quarter ARPU. ARPU from data services continued to grow in the second quarter reaching $4.16, a 46 cent increase from the previous quarter. This increase was driven by customer usage of text messaging, downloadable ringtones, games and many other wireless applications.

Cingular's second quarter normalized service margin from operating income before depreciation and amortization (OIBDA) was 28.9 percent, 340 basis points better than the first quarter of 2005. This increase was driven by improved revenue growth, lower gross customer additions and customer upgrades and operational efficiencies associated with merger synergies.

During the second quarter, 78 percent of Cingular's subscriber base was GSM-equipped, up from 72 percent in the first quarter of 2005. In addition, an impressive 90 percent of the company's total combined minutes are now carried on its GSM network. Through roaming partners, Cingular now has coverage in more than 170 countries worldwide. Cingular is on track to launch UMTS/HSDPA in 15-20 markets by the end of 2005. This next-generation technology provides superior speeds for data and video services.

Advertising & Publishing

In the second quarter of 2005, Advertising & Publishing continued to grow revenue. Revenue was $531 million, a 3.9 percent increase over the same quarter of 2004, and operating margin was 46.1 percent. Segment net income was $154 million, up $4 million compared to the second quarter of 2004.

Normalizing Items

In the second quarter of 2005, the difference between reported (GAAP) EPS from continuing operations and normalized EPS is shown in the following table:

-----------------------------------------------------------------------
                                         2Q05          2Q04
-----------------------------------------------------------------------
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GAAP Diluted EPS -
   Income from continuing operations    $0.43         $0.51
-----------------------------------------------------------------------
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Wireless merger integration costs       $0.02
-----------------------------------------------------------------------
-----------------------------------------------------------------------
Debt extinguishment costs               $0.01
-----------------------------------------------------------------------
-----------------------------------------------------------------------
Normalized Diluted EPS - Income
  from continuing operations             $0.46        $0.51
-----------------------------------------------------------------------

Wireless merger integration costs - Represents BellSouth's 40 percent share of tax-effected wireless merger integration costs of $204 million incurred during the second quarter of 2005 in connection with the Cingular/ AT&T Wireless merger. Integration costs include one-time cash outlays or specified non-cash charges, including accelerated depreciation directly related to rationalization of the wireless network, sales distribution channels, the workforce, information technology systems and real estate.

Debt extinguishment costs - Represents one-time expenses associated with the early extinguishment of $300 million of long-term debt in the second quarter of 2005.

Communications Group

Total Communications Group revenues remained stable in the second quarter of 2005, increasing 0.7 percent compared to the same period last year and 0.2 percent sequentially. Revenue growth from increased penetration of InterLATA long distance and DSL high-speed Internet access offset revenue loss from retail access line products. Year-over-year for the second quarter, data revenue grew
4.5 percent and voice revenue was flat, while other revenue declined 5.6 percent.

Growth in Consumer long distance and DSL revenue was partially offset by retail residential access lines losses, resulting in a 2.5 percent year-over-year increase in Consumer revenue. Retail residential access lines declined 3.5 percent compared to the second quarter of 2004 primarily due to wireless and broadband substitution. Sequentially, primary residential lines decreased 157,000. Second quarter access line trends are traditionally impacted by seasonal household moves.

Revenue for BellSouth's Small Business unit increased 6.2 percent in the second quarter and 5.7 percent year-to-date compared to the same periods in 2004. Increased penetration of long distance and DSL and Small Business' customer reacquisition and retention programs continued to drive revenue growth. This marks the ninth consecutive quarter of year-over-year revenue growth for Small Business. Targeted reacquisition and retention efforts and further competitive pullback helped Small Business gain more than 33,000 lines in the second quarter.

Large Business revenue decreased 2.0 percent in the second quarter compared to the same period last year. Competitive pricing pressure and access line losses continued to negatively impact revenues, and overshadowed revenue growth in complex long distance services. Access line losses have shown some stability over the past year, averaging approximately 25,000 per quarter. Almost 50 percent of year-to-date access line losses have migrated to BellSouth data products.

[Graphic inserted here
Communications Group Revenues
(in millions)
2Q04 - $4,592
3Q04 - $4,618
4Q04 - $4,639
1Q05 - $4,618
2Q05 - $4,625]

In the second quarter, wholesale revenue decreased 0.2 percent compared to the prior year. Revenue declines in transport services sold to inter-exchange carriers and switched access were nearly offset by growth in wireless transport and increased UNE-P revenue. UNE lines declined 235,000 during the second quarter versus a decline of 95,000 in the first quarter of 2005. BellSouth has signed more than 150 commercial agreements with wholesale customers, representing more than 60 percent of its UNE-P base.

[Graphic inserted here
Small Business Net Access Line
Change (in thousands)
2Q04 - (2)
3Q04 -  3
4Q04 - 13
1Q05 - 37
2Q05 - 33]

Voice Revenue and Access Lines Details

InterLATA long distance revenue growth offset decreased revenue from retail switched access line products, resulting in flat Communications Group voice revenues for the second quarter. InterLATA long distance voice revenue increased more than 30 percent compared to the prior year second quarter and totaled more than $370 million.

Wireless and broadband substitution and, to a much lesser extent, access line losses to cable providers contributed to a 4.5 percent year-over-year decline in switched access lines. As of June 30, 2005, total access lines were 20.8 million, down 419,000 compared to the first quarter of 2005. Second quarter has traditionally been impacted by seasonal activity related to household moves. Total retail residential lines declined 3.5 percent compared to second quarter of 2004, driven primarily by wireless substitution. Additional residential lines were down 13.1 percent compared to the second quarter of 2004. Retail business lines were almost flat year-over-year, declining only 0.5 percent from the second quarter of 2004. A gain of more than 69,000 Small Business access lines year-to-date nearly offset declines in Large Business from continued demand pressures and migration to data services. UNE-P lines decreased 495,000 year-over-year and 235,000 sequentially. Year-to-date, approximately 50 percent of all UNE-P disconnects were reacquired as retail lines.

Total access minutes of use, excluding wireless, decreased 3.7 percent in the second quarter. Declines in switched access minutes of use due to access line losses and wireless substitution more than offset a 26.1 percent increase in BellSouth Long Distance access minutes of use. Wireless carrier minutes increased 26.4 percent compared to the same quarter of 2004.

Broadband and Data Services

In the second quarter, network data revenues grew 4.5 percent year-over-year to more than $1.1 billion, fueled by DSL and complex long distance services. DSL revenue totaled more than $287 million, an increase of 22.6 percent year-over-year, as the total DSL subscriber base grew by 42.3 percent. Complex long distance data revenue growth of almost $18 million from the prior year second quarter also contributed to the increase in data revenues. Through June of 2005, total network data revenues represented 13.8 percent of total BellSouth normalized revenues and 25.2 percent of Communications Group revenues. Retail data revenue grew 11.7 percent compared to the second quarter of 2004. Revenue from wholesale data transport services sold to other communications providers, including long distance companies and CLECs, decreased 3.9 percent in the second quarter compared to the same quarter in the previous year. A decrease in wholesale DSL revenue and declines in data transport services sold to inter-exchange carriers drove most of the decline in wholesale data revenue. Also contributing was a decrease in revenue from continued declines in the wholesale aggregation of dial-up Internet traffic.

BellSouth offers tiered DSL speeds and associated pricing to meet a broad range of customer needs. BellSouth(R) FastAccess(R) DSL Ultra runs at downstream connection speeds of up to 1.5 megabits. For customers who want higher speeds, the Company offers BellSouth(R) FastAccess(R) DSL Xtreme, delivering downstream speeds of up to 3.0 megabits and upload speeds of up to 384 kilobits. The Company also offers a lower speed version - BellSouth(R) FastAccess(R) DSL Lite
- that runs at downstream speeds of up to 256 kilobits. To enrich our broadband offering, BellSouth plans to launch a new high-speed broadband service in the fourth quarter of 2005, which will deliver residential and business customers downstream connection speeds of up to 6 megabits.

BellSouth ended the second quarter with more than 2.4 million DSL subscribers, an increase of 42.3 percent year-over-year and 5.0 percent sequentially. DSL net customer additions were approximately 124,000 during the quarter. This represented a decline from prior quarters due in part to seasonality. Lower net additions also reflected the impact of changes in market promotions to direct customers toward higher speeds of service. During the second quarter, new residential FastAccess(R) DSL customers could receive for the first three months a $23 discount on FastAccess(R) DSL Ultra or a $15 discount on FastAccess(R) DSL Xtreme. The discounts enabled customers who also purchased the BellSouth(R) Complete Choice plan and BellSouth(R) Unlimited long distance to receive DSL service for as low as $9.95 per month for the first three months. These actions resulted in a more profitable mix of customers.

[Graphic inserted here
DSL Customers & Penetration of Retail
Access Lines* (in thousands)
2Q04 - 1,738; 8.6%
3Q04 - 1,872; 9.4%
4Q04 - 2,096; 10.6%
1Q05 - 2,349; 11.9%
2Q05 - 2,473; 12.6%
* Penetration of ISDN-Adjusted Retail Access Lines]


DSL penetration increased to 16.0 percent of qualified lines and 12.6 percent of retail (ISDN-adjusted) switched access lines. DSL coverage currently extends to more than 80 percent of BellSouth households. About 50 percent of DSL-qualified lines can support up to 5 megabits of speed.

In July, BellSouth announced new broadband DSL pricing that simplifies the sale and allows the Company to offer attractive DSL pricing to a larger universe of customers. New residential customers can order FastAccess(R) DSL Lite for $24.95 per month, FastAccess(R) DSL Ultra for $32.95 per month or FastAccess(R) DSL Xtreme for $42.95 per month. In addition, BellSouth will no longer charge residential customers a service activation fee and will reduce the price of its modems and gateways to $75. Shipping and handling charges will be eliminated, and customers can pay for their modem or gateway in 10 monthly installments of $7.50, or receive it free (after rebate) if they order online.

Packages

With a BellSouth Answers(R) package, customers can combine local calling plans with long distance, Internet, Cingular Wireless services and digital satellite television service from DIRECTV(R) to create a communications and entertainment services bundle unique to their needs. At the end of the second quarter, the Company had 4.8 million Answers customers, representing an increase of 28.7 percent compared to the same period in 2004. Retail primary line penetration of BellSouth Answers(R) packages increased to 41.5 percent at the end of the second quarter compared to 31.4 percent in the same quarter of the previous year. Approximately 45 percent of Answers customers had either FastAccess(R) DSL or BellSouth Dial(R) Internet service. Long distance service was included in 85 percent of all BellSouth Answers(R) packages. An additional 80,000 customers added DIRECTV(R) service to their communications packages during the second quarter, including both new sales and "opt-ins." The total number of customers with a DIRECTV(R) package is 394,000.

More than 35 percent of BellSouth Answers(R) customers have two or more affiliate services - such as long distance, Cingular Wireless, DSL or dial-up Internet. These customers, who subscribe to multiple services in their communications bundle, spend more on average with BellSouth and are less likely to churn. Growth in packages with two or more services has driven BellSouth Answers(R) ARPU to more than $65.

Long Distance

BellSouth ended the second quarter with nearly 6.8 million mass-market long distance subscribers, an increase of more than 30 percent compared to the same quarter last year. The company added 301,000 subscribers to its long distance plans and packages during the quarter. Mass-market penetration increased to 53.4 percent, representing 52.9 percent of primary residential access lines and 58.5 percent of BellSouth's mass-market small business accounts. BellSouth has achieved 50 percent mass-market penetration in eight out of nine states in our region. Revenues for mass-market long distance services totaled $339 million for the second quarter, an increase of 33.7 percent year-over-year and 1.4 percent sequentially. Year-to-date mass-market long distance revenues were 42.6 percent higher than the same period in 2004. Mass market long distance ARPU was approximately $17 in the second quarter.

                           LONG DISTANCE PENETRATION

States     # Quarters     Consumer         Business      Total Mass
           Competing     Penetration     Penetration        Market
                                                         Penetration

GA/LA         13            56.1%           61.2%           56.6%

AL/KY/        11            54.6%           58.0%           54.9%
MS/NC/
SC

FL/TN         10            49.3%           57.3%           50.0%

Total                       52.9%           58.5%           53.4%


Customers continue to choose BellSouth(R) Unlimited Long Distance, making it the top selling BellSouth long distance plan again this quarter. More than 2.0 million customers have a BellSouth Unlimited plan, comprising one-third of the consumer long distance base. Competitive offers in the marketplace help drive the success of BellSouth(R) Unlimited Long Distance. As part of a promotion announced in the second quarter, eligible new customers signing up for any domestic BellSouth Unlimited plan by Aug. 31 will receive a coupon redeemable for $25.

Revenue from complex long distance services was nearly $75 million in the second quarter, a 51.2 percent increase over the same period one year ago, and a 4.8 percent increase sequentially. On a year-to-date basis, complex long distance revenue increased 60 percent over the same period last year.

[Graphic inserted here
Long Distance Customers
(in thousands)
2Q04 - 5,131
3Q04 - 5,663
4Q04 - 6,015*
1Q05 - 6,470*
2Q05 - 6,771*
* Does not include toll block customers]

Technology Update

As BellSouth transforms from a narrowband voice company to a broadband services company, the Company continues to extend fiber deeper into its network. Almost 50 percent of BellSouth households are served by a combination of fiber and short copper loops (less than 5,000 feet), and approximately half of our 44,000 remote terminals are fed with fiber. At the end of the second quarter, BellSouth had more than

5.4 million miles of fiber, a more than 10 percent increase from one year ago, and had deployed fiber-to-the-curb (FTTC) facilities to 1.1 million homes. BellSouth is continuing to advance network capacity by adding new fiber-fed remote terminals, upgrading existing RTs to fiber-fed and laying additional fiber miles. Through the first five months of 2005, the Company upgraded or added DSLAM capacity to about 2,400 sites and was in the process of updating more than 900 copper fed sites with fiber. Overall, 35 percent of capital expenditures during the first half of the year were spent on broadband investments, including fiber, DSL and packet switches.

[Graphic inserted here
Network Fiber Miles
(in thousands)
2Q04 - 4,911
3Q04 - 5,025
4Q04 - 5,163
1Q05 - 5,269
2Q05 - 5,426]


BellSouth began field testing ADSL2+ technology in December 2004. ADSL2+ vendors initially promised speeds up to 12 megabits over a single copper pair and up to 24 megabits using a software upgrade that allows copper pair bonding. In early field trials, BellSouth has confirmed these estimates and observed even higher speeds in some cases. By the end of the second quarter, approximately 350 lines were involved in the field trials, with a goal to ramp up to 1,000 lines by year-end. BellSouth is also involved in a limited IPTV technical field trial to test and gain customer feedback using Microsoft's platform. The trial involves approximately 25 "friendly" users and is expected to expand to about 300 users in the second half of 2005.

In June, BellSouth announced that it will deploy wireless broadband service to select areas of Athens, Ga. beginning in August, and expand its wireless broadband service to several Florida cities later in the year. The new BellSouth(R) FastAccess(R) Internet Service will provide Internet access to customers at broadband speeds. The system transmits signals between local radio towers and a small non-line-of-sight desktop subscriber modem that plugs into a desktop or laptop computer, or a local router. The wireless broadband modem transmits data to and from nearby radio towers or tall structures using BellSouth licensed BRS and WCS radio spectrum instead of traditional landline wires. BellSouth residential and business customers will be able to choose from various wireless broadband service options, ranging in price, features and speeds.

In the second quarter, BellSouth also announced the market trial of an enterprise seamless mobility solution. The service will provide true integration of wireless and wireline communication, delivering additional flexibility and efficiency to the workplace. Grey Worldwide's Atlanta office is the debut customer for the trial, and the firm will use the service to create an environment of one number/one voice mailbox for communication. As part of the trial, employees will carry a single device that operates on the cellular network outside the office and the wireless local area network (WLAN), or Wi-Fi, on the corporate campus. The seamless mobility trial is part of extensive ongoing wireless/wireline integration initiatives between BellSouth and Cingular. The joint work includes research and product development, sales initiatives and bundled offers with both traditional services and innovative solutions such as seamless mobility.

Expenses and Margins

Communications Group operating margin was 23.6 percent compared to 26.2 percent in the second quarter of 2004. About 120 basis points of the year-over-year decline is due to previously disclosed changes to accounting for other post-retirement benefits. The remaining year-over-year decline reflects a shift in product mix and pressures in BellSouth's Large Business segment.

Capital expenditures for the Communications Group were approximately $826 million in the second quarter. Depreciation and amortization expense increased
0.2 percent year-over-year.

Regulatory

In June 2005, the Supreme Court announced its decision in the "Brand X" case and reversed a 9th U.S. Circuit Court of Appeals ruling that had struck down an earlier decision by the Federal Communications Commission (FCC). The FCC had ruled that cable modem service constituted an information service rather than a telecom service and was not subject to the rules and regulations of a telecom service. BellSouth believes in parity of regulation among the competing delivery systems and supports the FCC moving forward to provide the same treatment for DSL service - eliminating regulated wholesale pricing requirements and other outdated regulations. The "Brand X" Supreme Court decision paves the way for the FCC to act quickly and lift DSL regulation on broadband service offered by telephone companies so that companies like BellSouth can make business decisions based on market demand, not regulatory requirements.

At the state level, BellSouth continues to work with legislative and regulatory bodies to reduce regulation in the telecommunications industry. On May 5, Alabama's governor signed into law a new bill that substantially decreases that state's regulation of BellSouth's traditional phone services. On May 28, a Tennessee deregulation bill removed commission regulation of bundles of BellSouth's products or services. This relief also eliminated the tariff process for new or existing bundles such as Complete Choice(R), BellSouth Answers(R) bundles and the majority of special contracts. On June 2, Florida's governor signed legislation removing regulation of broadband, VOIP, wireless and intrastate toll. On June 23, North Carolina's governor signed legislation that eliminated commission regulation of broadband. In addition to these successes, BellSouth continues to make progress throughout our markets.

Cingular Wireless

Cingular's financial statements can be accessed at http://www.bellsouth.com/investor/. (Pro forma results reflect acquisitions and dispositions, including the acquisition of AT&T Wireless, as if they had occurred on Jan. 1, 2003.)

In the second quarter, Cingular made considerable progress in integrating the assets of the former AT&T Wireless. Almost every operating and financial metric showed steady or improving trends compared to the merged company's previous two quarters of reported results.

[Graphic inserted here
Cingular Wireless Customers
(in millions)
4Q04 - 49.1
1Q05 - 50.4
2Q05 - 51.6]

Cingular ended the second quarter with 51.6 million cellular/PCS subscribers. Subscriber net additions this quarter were 1.1 million. The quality of the second quarter's net subscriber increase was also impressive. Nearly all the additions were retail postpaid contract subscribers. Cingular's postpaid subscribers are less likely to churn and have higher average revenue per user
(ARPU) than other categories of customers. Cingular has exceeded 1 million postpaid net additions for three consecutive quarters.

Prepaid subscribers declined during the quarter, with reseller additions offsetting the prepaid downturn. Second quarter prepaid subscriber loss is primarily the result of churn among former AT&T Wireless prepaid subscribers.

[Graphic inserted here
Cingular Subscriber Churn
Total Churn*; Postpaid Churn
4Q04 (Proforma) - 2.4%; 2.1%
1Q05 - 2.2%; 1.9%
2Q05 - 2.2%; 1.8%
* Total figures include reseller conformity adjustments.]

Network and customer service enhancements are reflected in Cingular's steadily improving churn metrics. Total customer churn decreased markedly compared to the same period last year and remained steady sequentially at 2.2 percent in the second quarter. Postpaid churn was also better - declining 10 basis points sequentially and 90 basis points on a pro forma basis year-over-year to 1.8 percent.

During the quarter, Cingular upgraded 7 percent of its postpaid subscriber base. Of these upgrades, 1.4 million were migrations of former AT&T Wireless customers to Cingular's rate plans, handsets and back-office systems. Since the merger with AT&T Wireless was closed in October 2004, Cingular has migrated more than 4 million "blue" customers to "orange" products and systems. The rapid migration of customers to new rate plans has helped accelerate the proportion of minutes carried on Cingular's higher-efficiency GSM network. At the end of the second quarter, 90 percent of the company's combined total minutes were on GSM assets.

Service revenue in the second quarter was up 4.0 percent compared to the first quarter of 2005 and increased 3.6 percent on a pro forma basis year-over-year. The sequential improvement was attributable to higher roaming revenues, increased data usage and a larger average customer base. Year-over-year, service revenues rose due to subscriber growth, partially countered by lower ARPU. Service ARPU in the second quarter was $50.43, up $0.84 sequentially due to seasonal roaming revenue, overage minutes and customers' increasing use of data services. Compared to the same period last year, ARPU fell 5.6 percent. Most of the decline was due to reduced airtime as customers migrated to popular rollover, free mobile-to-mobile and nation plans. A greater proportion of lower-priced Reseller and FamilyTalk additions also affected year-over-year ARPU by limiting per month access revenues paid by Cingular customers. Data ARPU climbed $0.46, or 12.4 percent sequentially, as customers continued their rapid adoption of data services like short-text messaging, downloadable multi-media and wireless web browsing.

[Graphic inserted here
Active Cingular Data Customers
(in millions)
4Q04 - 17.0
1Q05 - 18.0
2Q05 - 20.0]

Since the fourth quarter of 2004, the first period Cingular reported as a combined company, normalized service margin from operating income before depreciation and amortization (OIBDA) has increased 550 basis points on a pro forma basis. Cingular's second quarter OIBDA margin, excluding merger-related integration costs of $95 million, was 28.9 percent, up 340 basis points relative to the first quarter of 2005. Normalized results for Cingular exclude $204 million in total direct merger integration costs during the period.

Merger synergies had a positive effect in the second quarter. Lower equipment and customer service expenses along with increased back-office efficiencies were responsible for a sizeable portion of the sequential margin improvement. Lower subscriber acquisition expense due to fewer gross adds and upgrades drove most of the remaining reduction in operating costs.

Network planning and design is substantially complete with more than 10,000 sites identified for decommissioning, including 5,000 sites that were sold to T-Mobile in the first quarter. Cingular has also completed its four major TDMA turndowns and is on track to complete redundant TDMA turndowns in all 47 markets by the end of 2005. Assimilation of retail locations is also on pace. More than 340 store and kiosk closures have been completed so far this year. Cingular expects to close another 160 underperforming stores while adding 150-175 higher-productivity locations by the end of this year.

Cingular's deployment of its next-generation wireless data service - Universal Mobile Telecommunications System (UMTS) with High Speed Download Packet Access (HSDPA) - advanced in the second quarter. Cingular has successfully completed UMTS/HSDPA end-to-end calls in nine markets this year and expects to offer UMTS/HSDPA in 15 to 20 markets by the end of 2005. The company's UMTS/HSDPA overlay will allow subscribers to obtain average data speeds of up to 700 kilobits per second, with bursts up to several megabits per second on capable devices. Customers will be able to experience their high-speed data services while maintaining a voice session - unlike competing wireless data technologies. UMTS/HSDPA also gives Cingular a more cost-efficient network platform to drive voice and data growth.

During the quarter, Cingular enhanced and re-introduced its GoPhone prepaid services. GoPhone, which was originally launched by AT&T Wireless in 2003, consists of two offerings, "Pay As You Go" and "Pick Your Plan." Pay As You Go is a traditional cash prepaid product that also offers a set per day per minute price with postpaid-like features. Pick Your Plan provides customers with rate plans that include many of the features offered with Cingular's postpaid service, but month-to-month charges are prepaid via customers' credit cards. Pick Your Plan features include Rollover minutes, unlimited mobile-to-mobile, unlimited nights and weekends, no roaming charges and no long distance charges.

On June 22, 2005, Cingular signed an agreement to sell its operations and licenses in the Caribbean and Bermuda to Digicel Limited. Under the terms of the agreement, Cingular will sell to Digicel former AT&T Wireless properties, including licenses, network assets and subscribers.

Advertising & Publishing

BellSouth's Advertising & Publishing segment generated $531 million in revenue during the second quarter of 2005. Total revenue was up 3.9 percent compared to the previous year, representing the highest year-over-year growth rate in 12 quarters. Advertising & Publishing's revenue growth compared to last year is attributable to improved sales of traditional print products and the popularity of new companion directories. Revenue also benefited from fast-growing online directory and search engine marketing offerings. For example, BellSouth's RealSearchSM product revenue grew 50 percent in the first six months of 2005 compared to all of 2004. RealSearchSM products provide local businesses with an efficient way to distribute and track their search engine marketing. BellSouth's network of affiliated search engines covers more than 75 percent of the search market and includes Google, Yahoo and InfoSpace among others.

Operating income decreased 0.8 percent to $245 million compared to the same period in the prior year due to higher manufacturing and selling costs. Sequentially, operating income grew 6.1 percent as higher advertising, publishing and commission revenues more than offset increased production expense.

In the second quarter, RealPages.com advertisers were added to YellowPages.com, an Internet Yellow Pages joint venture between BellSouth and SBC Communications. The addition of the YellowPages.com distribution drove 11 million incremental lookups for BellSouth RealPages.com advertisers over the quarter. Also this quarter, RealPages.com completed a website refresh that maintains the look and feel of YellowPages.com. By the end of 2005, RealPages.com, SBC's Smartpages.com and YellowPages.com are expected to be fully integrated with a common brand, website and products.

Normalized Results and Additional Details

Normalized results from continuing operations include BellSouth's 40 percent proportionate share of Cingular's revenues and expenses. Cingular completed its acquisition of AT&T Wireless on Oct. 26, 2004. Results prior to the acquisition date have not been restated.

[Graphic inserted here
Net Debt
(in billions)
4Q04 - $19.9
1Q05 - $18.3
2Q05 - $17.2
(Defined as long-term plus short-term debt less cash]

Compared to first quarter of 2005, total normalized revenue increased 2.6 percent to $8.5 billion, driven primarily by 4.6 percent growth at Cingular. On a pro forma basis, Cingular revenues increased 5.4 percent relative to the second quarter of 2004. Cingular's performance reflected continued subscriber growth and merger integration progress. Revenue growth in the Communications Group and the Advertising & Publishing group also contributed to sequential growth in normalized revenue. Operating margin was 19.2 percent, a 190 basis point improvement compared to the first quarter of 2005. In the second quarter, Cingular contributed more than 40 percent of BellSouth's total normalized revenue. Cingular's cash margin, however, represented only 28 percent of total normalized BellSouth operating income before depreciation and amortization. As Cingular continues to grow revenue and margins, the positive impact on BellSouth's bottom line will magnify.

Operating free cash flow (defined as net cash provided by operating activities less capital expenditures) was $1.3 billion for the second quarter of 2005. BellSouth's capital expenditures were $829 million in the current quarter and represented 16.3 percent of normalized revenue excluding Cingular. Year-to-date capital expenditures were $1.6 billion and comprised 15.6 percent of normalized revenue excluding wireless.

During the second quarter, BellSouth's Board of Directors approved a quarterly dividend of 29 cents per common share, an increase of 7.4 percent from the previous level of 27 cents per common share. Over the last three years, BellSouth has increased its quarterly dividend by 53 percent, from 19 cents per common share to 29 cents per common share.

In May, BellSouth announced it signed an agreement for the sale of its 34.75 percent equity ownership in Cellcom, a cellular communications operator in Israel. Discount Investment Corp, Ltd., which currently holds a 25 percent interest in Cellcom, has agreed to pay BellSouth $625 million for BellSouth's entire Cellcom ownership interest. The other major shareholder in Cellcom has a right-of-first-refusal to purchase BellSouth's interest at the same price and on the same terms and conditions. If this right is exercised, BellSouth is obligated to pay Discount an $18 million "breakup fee", effectively reducing BellSouth's proceeds from the sale to $607 million. BellSouth expects to record a gain on the transaction based on the book value at closing. Based on current book value, the after-tax gain would be approximately $220 million to $235 million, or 12 cents to 13 cents per share. The sale is expected to close in the fourth quarter of 2005.

BellSouth will release third-quarter earnings on Tuesday, Oct. 25, 2005, at 8 a.m. (ET).

About BellSouth Corporation

BellSouth Corporation is a Fortune 100 communications company headquartered in Atlanta, Ga. BellSouth has joint control and 40 percent ownership of Cingular Wireless, the nation's largest wireless voice and data provider, with more than 50 million customers.

Backed by award-winning customer service, BellSouth offers the most comprehensive and innovative package of voice and data services available in the market. Through BellSouth Answers(R), residential and small business customers can bundle their local and long distance service with dial-up and high-speed DSL Internet access, satellite television and Cingular(R) Wireless service. For businesses, BellSouth provides secure, reliable local and long distance voice and data networking solutions. BellSouth also offers online and directory advertising through BellSouth(R) RealPages.com(R) and The Real Yellow Pages(R).

BellSouth believes that diversity and fostering an inclusive environment are critical in maintaining a competitive advantage in today's global marketplace. More information about BellSouth can be found at www.bellsouth.com.



In addition to historical information, this document may contain forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in markets where we operate or have material investments which would affect demand for our services; (ii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; (iii) higher than anticipated cash requirements for investments, new business initiatives and acquisitions; (iv) unfavorable regulatory actions; and
(v) those factors contained in the Company's periodic reports filed with the SEC. The forward-looking information in this document is given as of this date only, and BellSouth assumes no duty to update this information.

This document may also contain certain non-GAAP financial measures. The most directly comparable GAAP financial measures, and a full reconciliation of non-GAAP to GAAP financial information, are attached hereto and provided on the Company's investor relations website, www.bellsouth.com/investor.

For More Information Contact:
Jeff Battcher, Media Relations at 404-249-2793
BellSouth Investor Relations at 800-241-3419